Exhibit 99.1

Investor Contact: Larry P. Kromidas
(314) 480-1452
lpkromidas@olin.com

  News

Olin Corporation, 190 Carondelet Plaza, Suite 1530, Clayton, MO 63105-3443

FOR IMMEDIATE RELEASE

OLIN ANNOUNCES THIRD QUARTER 2013 EARNINGS
REPORTS RECORD LEVEL OF QUARTERLY ADJUSTED EBITDA

Clayton, MO, October 28, 2013 - Olin Corporation (NYSE: OLN) announced today that its third quarter 2013 net income was $69.7 million, or $0.86 per diluted share, which compares to $28.7 million, or $0.35 per diluted share in the third quarter of 2012. Sales in the third quarter of 2013 were $670.7 million compared to $581.2 million in the third quarter of 2012.

Joseph D. Rupp, Chairman, President, and Chief Executive Officer said, “Olin had a strong third quarter of 2013 during which we increased our cash position by $142.2 million. We also generated $138.8 million of adjusted EBITDA, which is the highest quarterly level in the history of the company. The record adjusted EBITDA was driven by strong volumes and reduced costs in the Winchester business. The elevated level of commercial demand that Winchester began to experience in the fourth quarter of 2012 continued throughout the third quarter of 2013. Third quarter 2013 commercial sales increased approximately 29% compared to the third quarter of 2012, and as a result, Winchester achieved the highest level of quarterly earnings in its history. Third quarter Olin 2013 earnings included $1.6 million of pretax restructuring charges, the net recovery of $11.4 million of pretax legacy legal costs and $8.8 million of favorable tax adjustments.

“In the third quarter of 2013, Chlor Alkali segment earnings improved compared to third quarter 2012 levels due to a favorable contract settlement, which more than offset weaker shipments of chlorine and caustic soda. Early in September the business began to experience a slowdown in chlorine demand, which continued through the balance of the quarter. As a result, year-over-year third quarter 2013 chlorine and caustic soda shipments declined by 2%.

“Fourth quarter 2013 net income is forecast to be in the $0.25 to $0.30 per diluted share range, which is expected to include a pretax gain of approximately $5 million from the sale of a joint venture interest and approximately $5 million of favorable tax adjustments. Fourth quarter 2013 earnings are also forecast to include approximately $2 million of pretax restructuring charges and $4 million to $5 million of legacy environmental expense compared to $700,000 in the third quarter of 2013. Chlor Alkali volumes and netbacks are forecast to decline compared to both the fourth quarter of 2012 and the third quarter of 2013. Fourth quarter 2013 Chlor Alkali and Chemical Distribution earnings will also reflect normal seasonal weakness in bleach sales. Fourth quarter 2013 bleach sales are forecast to decline from third quarter 2013 levels approximately 25%. Winchester earnings are forecast to decline from third quarter 2013 levels due to normal seasonal weakness in hunting sensitive products but improve compared to the fourth quarter of 2012. As a result of the weaker than expected chlorine demand, we have revised our full year 2013 adjusted EBITDA forecast to the $415 million to $430 million range.”

SEGMENT REPORTING

We define segment earnings as income (loss) before interest expense, interest income, other operating (expense) income, other expense, and income taxes and include the earnings of non-consolidated affiliates in segment results consistent with management’s monitoring of the operating segments.

CHLOR ALKALI PRODUCTS

Chlor Alkali product sales for the third quarter of 2013 were $374.2 million compared to $369.6 million in the third quarter of 2012. Third quarter 2013 chlorine and caustic soda volumes decreased 2% compared to the third quarter 2012 levels. Bleach volumes increased 14% in the third quarter of 2013 compared to the third quarter of 2012, and reached the highest quarterly level in history. Third quarter 2013 shipments of hydrochloric acid and potassium hydroxide were similar to third quarter 2012 shipments. ECU netbacks increased approximately 2% in the third quarter of 2013 compared to the third quarter of 2012. Year-over-year hydrochloric acid prices declined approximately 30%. Freight costs included in the ECU netbacks in the third quarter of 2013 increased approximately 4% compared to the third quarter of 2012. Third quarter 2013 Chlor Alkali segment earnings of $64.4 million increased compared to the $59.5 million earned in the third quarter of 2012, due to an $11.0 million favorable contract settlement which more than offset higher maintenance costs associated with planned plant outages, reduced contributions from hydrochloric acid sales and higher electricity costs.

CHEMICAL DISTRIBUTION

Chemical Distribution sales in the third quarter of 2013 were $101.9 million, which reflects primarily caustic soda sales. Third quarter 2012 Chemical Distribution sales were $47.6 million which reflect sales for the 39 days of Olin ownership. Chemical Distribution earnings in the third quarter of 2013 were $3.4 million and included $3.8 million of depreciation and amortization expense.

WINCHESTER

Winchester third quarter 2013 sales were $213.1 million compared to $168.8 million in the third quarter of 2012. The increase in third quarter 2013 sales compared to the third quarter of 2012 reflects increased shipments to commercial, domestic military, and law enforcement customers. Year-over-year third quarter 2013 commercial sales increased 29% and year-over-year 2013 military and law enforcement sales increased 17%. Winchester’s third quarter 2013 segment earnings were $40.7 million compared to $16.0 million in the third quarter of 2012. The increase in segment earnings reflects the impact of significantly higher commercial, law enforcement and military sales, improved pricing, and lower manufacturing and other costs.

CORPORATE AND OTHER COSTS

Pension income included in the Corporate and Other segment for the third quarter of 2013 was $7.3 million compared to $7.2 million in the third quarter of 2012.

Third quarter charges to income for environmental investigatory and remedial activities were $0.7 million in 2013, which includes $1.3 million of pretax recoveries of costs incurred and expensed in prior periods. Third quarter 2012 charges to income for environmental investigatory and remedial activities were $3.6 million. Without these recoveries, charges to income for environmental investigatory and remedial activities would have been $2.0 million in the third quarter of 2013 compared to $3.6 million in the third quarter of 2012. These charges relate primarily to remedial and investigatory activities associated with former waste sites and past operations.

Other corporate and unallocated costs in the third quarter of 2013 decreased $8.4 million compared to the third quarter of 2012, due to the $13.9 million recovery of legacy legal costs and lower levels of deferred profit on intercompany sales, partially offset by higher legal expenses, including $2.5 million of costs directly related to the legacy legal cost recovery, higher legacy site costs, higher salary and wage and consulting costs.

CASH FLOW

The quarter end cash balance, including restricted cash, increased by $142.2 million in the third quarter of 2013. The increase reflects the level of third quarter 2013 earnings, a $48 million reduction in working capital, $35 million of proceeds from sale/leaseback transactions and $15.8 million of capital spending. The working capital decline reflects lower receivables in all three business segments and lower inventories in the Chemical Distribution and Winchester segments. The third quarter 2013 capital spending was at the lowest quarterly level since the fourth quarter of 2009.

SHARE REPURCHASE

During the third quarter of 2013, approximately 590,000 shares were repurchased at a total cost of $14.1 million. Total shares outstanding were reduced during the quarter by approximately 445,000 shares. As of September 30, 2013, there were approximately 3.4 million shares available to be repurchased under the 5 million, three-year share repurchase program authorized by the Board of Directors on July 21, 2011.

DIVIDEND

On October 24, 2013, Olin’s Board of Directors declared a dividend of $0.20 on each share of Olin common stock. The dividend is payable on December 10, 2013 to shareholders of record at the close of business on November 12, 2013. This is the 348th consecutive quarterly dividend to be paid by the Company.

CONFERENCE CALL INFORMATION

The Company’s third quarter earnings conference call with securities analysts is scheduled for 10:00 A.M. Eastern Time, Tuesday, October 29th. The call will feature remarks by Joseph D. Rupp, Olin’s Chairman, President and Chief Executive Officer; John E. Fischer, Olin’s Senior Vice President and Chief Financial Officer; John L. McIntosh, Olin’s Senior Vice President, Operations; and Larry P. Kromidas, Olin’s Assistant Treasurer and Director, Investor Relations. Anyone wishing to listen to the call may do so via the Internet by following the instructions posted under the Conference Call icon on Olin’s website, www.olin.com. Listeners should log on to the website 15 minutes prior to the call. The call will also be audio archived on the Olin website for future replay beginning at 12:00 P.M. Eastern Time. A final transcript of the conference call will be available on the website in the Investor section the following day.

COMPANY DESCRIPTION

Olin Corporation is a manufacturer concentrated in three business segments: Chlor Alkali Products, Chemical Distribution and Winchester. Chlor Alkali Products, with nine U. S. manufacturing facilities and one Canadian manufacturing facility, produces chlorine and caustic soda, hydrochloric acid, hydrogen, bleach products and potassium hydroxide. Chemical Distribution manufactures bleach products and distributes caustic soda, bleach products, potassium hydroxide and hydrochloric acid. Winchester, with its principal manufacturing facilities in East Alton, IL and Oxford, MS, produces and distributes sporting ammunition, law enforcement ammunition, reloading components, small caliber military ammunition and components, and industrial cartridges.

Click here for more information on Olin.

FORWARD-LOOKING STATEMENTS
This communication includes forward-looking statements. These statements relate to analyses and other information that are based on management's beliefs, certain assumptions made by management, forecasts of future results, and current expectations, estimates and projections about the markets and economy in which we and our various segments operate. The statements contained in this communication that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties.

We have used the words "anticipate," "intend," "may," "expect," "believe," "should," "plan," "project," "estimate," “forecast,” “optimistic,” and variations of such words and similar expressions in this communication to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise. Relative to the dividend, the payment of cash dividends is subject to the discretion of our board of directors and will be determined in light of then-current conditions, including our earnings, our operations, our financial conditions, our capital requirements and other factors deemed relevant by our board of directors. In the future, our board of directors may change our dividend policy, including the frequency or amount of any dividend, in light of then-existing conditions.

The risks, uncertainties and assumptions involved in our forward-looking statements, many of which are discussed in more detail in our filings with the SEC, including without limitation the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2012, include, but are not limited to, the following:

•
sensitivity to economic, business and market conditions in the United States and overseas, including economic instability or a downturn in the sectors served by us, such as ammunition, vinyls, urethanes, and pulp and paper, and the migration by United States customers to low-cost foreign locations;

•
the cyclical nature of our operating results, particularly declines in average selling prices in the chlor alkali industry and the supply/demand balance for our products, including the impact of excess industry capacity or an imbalance in demand for our chlor alkali products;

•	economic and industry downturns that result in diminished product demand and excess manufacturing capacity in any of our segments and that, in many cases, result in lower selling prices and profits;

•	new regulations or public policy changes regarding the transportation of hazardous chemicals and the security of chemical manufacturing facilities;

•	changes in legislation or government regulations or policies;

•	higher-than-expected raw material and energy, transportation, and/or logistics costs;

•	costs and other expenditures in excess of those projected for environmental investigation and remediation or other legal proceedings;

•	unexpected litigation outcomes;

•	the failure or an interruption of our information technology systems;

•	the occurrence of unexpected manufacturing interruptions and outages, including those occurring as a result of labor disruptions and production hazards;

•	adverse conditions in the credit and capital markets, limiting or preventing our ability to borrow or raise capital;

•	weak industry conditions could affect our ability to comply with the financial maintenance covenants in our senior revolving credit facility and certain tax-exempt bonds;

•	the effects of any declines in global equity markets on asset values and any declines in interest rates used to value the liabilities in our pension plan; and

•	an increase in our indebtedness or higher-than-expected interest rates, affecting our ability to generate sufficient cash flow for debt service.

All of our forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of our forward-looking statements.

2013-13

Olin Corporation
Consolidated Statements of Income(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share amounts)	2013	2012	2013	2012
Sales	$670.7	$581.2	$1,952.9	$1,597.1
Operating Expenses:
Cost of Goods Sold	528.5	475.8	1,564.0	1,260.1
Selling and Administration	36.5	42.4	134.3	131.2
Restructuring Charges(b)	1.6	2.3	4.1	6.0
Acquisition Costs(c)	—	8.3	—	8.3
Other Operating (Expense) Income(d)	(0.4)	1.1	1.3	1.5
Operating Income	103.7	53.5	251.8	193.0
Earnings of Non-consolidated Affiliates	1.0	1.2	2.4	2.0
Interest Expense(e)	9.9	6.0	28.7	18.3
Interest Income	0.1	0.2	0.3	0.7
Other Expense(f)	1.9	2.2	6.3	6.9
Income before Taxes	93.0	46.7	219.5	170.5
Income Tax Provision	23.3	18.0	65.6	55.5
Net Income	$69.7	$28.7	$153.9	$115.0
Net Income Per Common Share:
Basic	$0.87	$0.36	$1.92	$1.44
Diluted	$0.86	$0.35	$1.90	$1.42
Dividends Per Common Share	$0.20	$0.20	$0.60	$0.60
Average Common Shares Outstanding - Basic	79.8	80.1	80.1	80.1
Average Common Shares Outstanding - Diluted	80.8	81.0	81.1	80.9

(a)	Unaudited.

(b)
Restructuring charges for the three and nine months ended September 30, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(c)	Acquisition costs for the three and nine months ended September 30, 2012 were related to the acquisition of KA Steel.

(d)	Other operating (expense) income for the nine months ended September 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(e)
Interest expense was reduced by capitalized interest of zero and $2.5 million for the three months ended September 30, 2013 and 2012, respectively, and $1.0 million and $5.3 million for the nine months ended September 30, 2013 and 2012, respectively.

(f)
Other expense for the three months ended September 30, 2013 and 2012 included $1.9 million and $2.3 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $6.4 million and $7.1 million for the nine months ended September 30, 2013 and 2012, respectively.

Olin Corporation
Segment Information(a)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Sales:
Chlor Alkali Products	$374.2	$369.6	$1,090.1	$1,092.5
Chemical Distribution	101.9	47.6	325.7	47.6
Winchester	213.1	168.8	599.2	461.8
Intersegment Sales Elimination(b)	(18.5)	(4.8)	(62.1)	(4.8)
Total Sales	$670.7	$581.2	$1,952.9	$1,597.1
Income before Taxes:
Chlor Alkali Products(c)	$64.4	$59.5	$173.1	$208.9
Chemical Distribution	3.4	1.9	9.7	1.9
Winchester	40.7	16.0	109.1	38.7
Corporate/Other:
Pension Income(d)	7.3	7.2	20.0	20.5
Environmental Expense(e)	(0.7)	(3.6)	(4.9)	(6.7)
Other Corporate and Unallocated Costs	(8.4)	(16.8)	(50.0)	(55.5)
Restructuring Charges(f)	(1.6)	(2.3)	(4.1)	(6.0)
Acquisition Costs(g)	—	(8.3)	—	(8.3)
Other Operating (Expense) Income(h)	(0.4)	1.1	1.3	1.5
Interest Expense(i)	(9.9)	(6.0)	(28.7)	(18.3)
Interest Income	0.1	0.2	0.3	0.7
Other Expense(j)	(1.9)	(2.2)	(6.3)	(6.9)
Income before Taxes	$93.0	$46.7	$219.5	$170.5

(a)	Unaudited.

(b)
Intersegment sales elimination represents the sale of caustic soda, bleach, potassium hydroxide, and hydrochloric acid between Chemical Distribution and Chlor Alkali Products, at prices that approximate market.

(c)
Earnings of non-consolidated affiliates are included in the Chlor Alkali Products segment results consistent with management's monitoring of the operating segments. The earnings from non-consolidated affiliates were $1.0 million and $1.2 million for the three months ended September 30, 2013 and 2012, respectively, and $2.4 million and $2.0 million for the nine months ended September 30, 2013 and 2012, respectively.

(d)
The service cost and the amortization of prior service cost components of pension expense related to the employees of the operating segments are allocated to the operating segments based on their respective estimated census data. All other components of pension costs are included in Corporate/Other and include items such as the expected return on plan assets, interest cost and recognized actuarial gains and losses.

(e)
Environmental expense for the three months ended September 30, 2013 and 2012 included $1.3 million and zero, respectively, of recoveries from third parties for costs incurred and expensed in prior periods. Environmental expense for the nine months ended September 30, 2013 and 2012 included $1.3 million and $0.1 million, respectively, of recoveries from third parties for costs incurred and expensed in prior periods.

(f)
Restructuring charges for the three and nine months ended September 30, 2013 and 2012 were associated with exiting the use of mercury cell technology in the chlor alkali manufacturing process and our ongoing relocation of our Winchester centerfire ammunition manufacturing operations from East Alton, IL to Oxford, MS.

(g)	Acquisition costs for the three and nine months ended September 30, 2012 were related to the acquisition of KA Steel.

(h)	Other operating (expense) income for the nine months ended September 30, 2013 included a gain of $1.5 million on the sale of two former manufacturing sites.

(i)
Interest expense was reduced by capitalized interest of zero and $2.5 million for the three months ended September 30, 2013 and 2012, respectively, and $1.0 million and $5.3 million for the nine months ended September 30, 2013 and 2012, respectively.

(j)
Other expense for the three months ended September 30, 2013 and 2012 included $1.9 million and $2.3 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $6.4 million and $7.1 million for the nine months ended September 30, 2013 and 2012, respectively.

Olin Corporation
Consolidated Balance Sheets(a)

	September 30,	December 31,	September 30,
(In millions, except per share data)	2013	2012	2012
Assets:
Cash & Cash Equivalents	$283.8	$165.2	$103.1
Accounts Receivable, Net	343.8	299.0	350.8
Income Taxes Receivable	4.0	8.2	12.4
Inventories	183.5	195.1	214.3
Current Deferred Income Taxes	51.7	61.3	56.5
Other Current Assets	10.3	20.3	20.2
Total Current Assets	877.1	749.1	757.3
Property, Plant and Equipment (Less Accumulated Depreciation of $1,236.8, $1,164.0 and $1,206.0)	991.7	1,034.3	1,019.4
Prepaid Pension Costs	2.1	2.1	51.1
Restricted Cash	6.6	11.9	18.5
Deferred Income Taxes	8.4	9.1	—
Other Assets	210.0	224.1	223.4
Goodwill	747.1	747.1	747.1
Total Assets	$2,843.0	$2,777.7	$2,816.8
Liabilities and Shareholders' Equity:
Current Installments of Long-Term Debt	$12.5	$23.6	$23.6
Accounts Payable	170.4	174.3	189.5
Income Taxes Payable	0.8	7.6	—
Accrued Liabilities	242.4	228.5	250.1
Total Current Liabilities	426.1	434.0	463.2
Long-Term Debt	690.5	690.1	703.1
Accrued Pension Liability	123.2	164.3	66.8
Deferred Income Taxes	134.3	110.4	151.6
Other Liabilities	371.6	380.5	355.5
Total Liabilities	1,745.7	1,779.3	1,740.2
Commitments and Contingencies
Shareholders' Equity:
Common Stock, Par Value $1 Per Share, Authorized 120.0 Shares: Issued and Outstanding 79.6 Shares (80.2 and 80.2 in 2012)	79.6	80.2	80.2
Additional Paid-In Capital	841.6	856.1	854.1
Accumulated Other Comprehensive Loss	(363.1)	(371.3)	(272.6)
Retained Earnings	539.2	433.4	414.9
Total Shareholders' Equity	1,097.3	998.4	1,076.6
Total Liabilities and Shareholders' Equity	$2,843.0	$2,777.7	$2,816.8

(a)	Unaudited.

Olin Corporation
Consolidated Statements of Cash Flows(a)

	Nine Months Ended September 30,
(In millions)	2013	2012
Operating Activities:
Net Income	$153.9	$115.0
Earnings of Non-consolidated Affiliates	(2.4)	(2.0)
Gains on Disposition of Property, Plant and Equipment	(1.1)	(0.9)
Stock-Based Compensation	6.4	4.2
Depreciation and Amortization	101.2	78.7
Deferred Income Taxes	27.9	34.5
Qualified Pension Plan Contributions	(0.7)	(0.6)
Qualified Pension Plan Income	(18.1)	(18.6)
Changes in:
Receivables	(44.8)	(50.5)
Income Taxes Receivable/Payable	(2.6)	(11.7)
Inventories	11.6	(1.3)
Other Current Assets	2.4	0.7
Accounts Payable and Accrued Liabilities	16.1	15.0
Other Assets	2.5	4.7
Other Noncurrent Liabilities	(10.6)	(10.0)
Other Operating Activities	—	(0.5)
Net Operating Activities	241.7	156.7
Investing Activities:
Capital Expenditures	(70.4)	(210.8)
Business Acquired in Purchase Transaction, Net of Cash Acquired	—	(310.4)
Proceeds from Sale/Leaseback of Equipment	35.8	3.5
Proceeds from Disposition of Property, Plant and Equipment	4.3	3.7
Distributions from Affiliated Companies, Net	0.9	0.5
Restricted Cash Activity	5.3	33.2
Other Investing Activities	(1.8)	(0.4)
Net Investing Activities	(25.9)	(480.7)
Financing Activities:
Long-Term Debt:
Borrowings	—	200.0
Repayments	(11.4)	(7.7)
Earn Out Payment – SunBelt	(17.1)	(15.3)
Common Stock Repurchased and Retired	(28.8)	(3.1)
Stock Options Exercised	6.8	1.3
Excess Tax Benefits from Stock-Based Compensation	1.4	0.7
Dividends Paid	(48.1)	(48.0)
Deferred Debt Issuance Costs	—	(5.6)
Net Financing Activities	(97.2)	122.3
Net Increase (Decrease) in Cash and Cash Equivalents	118.6	(201.7)
Cash and Cash Equivalents, Beginning of Year	165.2	304.8
Cash and Cash Equivalents, End of Period	$283.8	$103.1

(a)	Unaudited.

Olin Corporation
Non-GAAP Financial Measures(a)

Olin's definition of Adjusted EBITDA (Earnings before interest, taxes, depreciation, and amortization) is net income plus an add-back for depreciation and amortization, interest expense (income), income tax expense, and other expense. Adjusted EBITDA is a non-GAAP financial measure. Management believes that this measure is meaningful to investors as a supplemental financial measure to assess the financial performance of our assets without regard to financing methods, capital structures, taxes, or historical cost basis. The use of non-GAAP financial measures is not intended to replace any measures of performance determined in accordance with GAAP and Adjusted EBITDA presented may not be comparable to similarly titled measures of other companies.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2013	2012	2013	2012
Reconciliation of Net Income to Adjusted EBITDA:
Net Income	$69.7	$28.7	$153.9	$115.0
Add Back:
Interest Expense	9.9	6.0	28.7	18.3
Interest Income	(0.1)	(0.2)	(0.3)	(0.7)
Income Tax Expense	23.3	18.0	65.6	55.5
Depreciation and Amortization	34.1	26.6	101.2	78.7
EBITDA	136.9	79.1	349.1	266.8
Add Back:
Other Expense(b)	1.9	2.2	6.3	6.9
Adjusted EBITDA	$138.8	$81.3	$355.4	$273.7

(a)	Unaudited.

(b)
Other expense for the three months ended September 30, 2013 and 2012 included $1.9 million and $2.3 million, respectively, of expense for our earn out liability from the SunBelt acquisition, and $6.4 million and $7.1 million for the nine months ended September 30, 2013 and 2012, respectively.